Exhibit 99.1
For further information:

Media Contact:
Amy Yuhn
312-564-1378
ayuhn@theprivatebank.com

Investor Relations Contact:
Jeanette O’Loughlin
312-564-6076
joloughlin@theprivatebank.com

PrivateBancorp Agrees to Sell Norcross, Ga., Branch to Heritage Financial Group

CHICAGO, October 8, 2014 - PrivateBancorp, Inc. (NASDAQ: PVTB) today announced it has agreed to sell The PrivateBank branch in Norcross, Ga., to Heritage Financial Group, Inc. (NASDAQ: HBOS), the holding company for HeritageBank of the South.

The transaction includes about $129 million in deposits and $40 million in loans from retail and small business banking clients. It does not impact clients associated with The PrivateBank’s commercial middle market business development office in downtown Atlanta.

PrivateBancorp expects to record a one-time gain at closing of approximately $0.03-$0.04 per share.

“While we have determined this branch sale opportunity makes sense for us, we will continue to focus on growing commercial middle market business from our downtown Atlanta office as part of our regional banking strategy,” said Larry D. Richman, President and Chief Executive Officer, PrivateBancorp, Inc. “We are pleased to enter into this transaction with HeritageBank, as they share our client-first philosophy. We will work together to ensure a smooth transition for clients.”

Subject to regulatory approval and certain other customary conditions, the transaction is expected to close before the end of the fourth quarter 2014.

About PrivateBancorp, Inc.

PrivateBancorp, Inc., through its subsidiaries, delivers customized business and personal financial services to middle-market companies, as well as business owners, executives, entrepreneurs and families in all of the markets and communities we serve. As of June 30, 2014, the Company had 33 offices in 10 states and $14.6 billion in assets. The Company’s website is www.theprivatebank.com.

Forward-Looking Statements

Statements made in this press release that are not historical facts may constitute forward-looking statements within the meaning of federal securities laws. Our ability to predict results or the actual effects of future plans, strategies or events is inherently uncertain. Factors which could cause actual results to differ from those reflected in forward-looking statements include:

•	difficulties in obtaining necessary regulatory approvals, or failure to satisfy other closing conditions, which could delay or prevent the closing of the transaction;

•	changes in the amount of deposits or loans to be sold at closing or greater than anticipated costs associated with the transaction, any of which could affect the amount of one-time gain; or

•	unforeseen difficulties related to completion of the data processing conversion.

These factors should be considered in evaluating forward-looking statements and undue reliance should not be placed on our forward-looking statements. Readers should also consider the risks, assumptions and uncertainties set forth in the "Risk Factors" section of our Form 10-K for the year ended December 31, 2013, as well as those set forth in our subsequent periodic and current reports filed with the SEC. Forward-looking statements speak only as of the date they are made and we assume no obligation to update any of these statements in light of new information, future events or otherwise unless required under the federal securities laws.